EXHIBIT 99.1

BTU International Reports Third Quarter 2013 Results

NORTH BILLERICA, Mass., Oct. 29, 2013 (GLOBE NEWSWIRE) -- BTU International, Inc. (Nasdaq:BTUI), a leading supplier of advanced thermal processing equipment to the electronics manufacturing and alternative energy markets, today announced its financial results for the third quarter ended on September 29, 2013.

Third quarter net sales were $12.0 million, down 15.7 percent compared to $14.2 million in the preceding quarter, and down 15.0 percent compared to $14.1 million for the same quarter a year ago. Net loss for the third quarter of 2013 was $5.1 million, or ($0.53) per diluted share, compared to a net loss of $0.3 million, or ($0.03) per diluted share, in the preceding quarter, and compared to a net loss of $2.4 million, or ($0.25) per diluted share, in the third quarter of 2012.

Net sales for the nine months ended September 29, 2013, were $36.8 million compared to $45.0 million for the first nine months of 2012. Net loss for the first nine months of 2013, was $8.5 million, or ($0.89) per diluted share, compared to a net loss of $6.6 million, or ($0.69) per diluted share, for the first nine months of 2012.

Comments

Commenting on the company's performance, Paul J. van der Wansem, BTU chairman and CEO, said, "Our electronics business continued to be the key contributor for our revenues during the quarter and nine month period. Growth in the Asia Pacific markets has moderated in the past quarter compared to historical levels. In solar, we are encouraged by early signs of interest by customers about improving factory efficiencies and potentially increasing capacities once we are beyond the current imbalance in supply versus demand.

"On the technology side, we are pleased with the engagement of the Fraunhofer Institute, Europe's largest application-oriented research organization located in Germany, involving process development using our in-line diffusion concepts as part of manufacturing technology for existing and advanced cell structures.

"The results of the past quarter were heavily influenced by two significant onetime expenses, the first being the settlement of a legal dispute regarding equipment deliveries in the 2006 timeframe with a customer and the second being the recording of a full valuation allowance against the deferred tax assets of the company's China subsidiary.

"We ended the quarter with $16.7 million in cash and refinanced our $7.7 million mortgage with a new ten year term and lower interest rate."

Outlook

"Fourth quarter revenues are expected to be in the $13.5 million to $14.5 million range. Gross margins will continue to be affected by under absorption in our factories, due to the absence of solar customer demand. Operating expenses for the fourth quarter of 2013 are expected to be approximately 15% below the third quarter. Looking out into 2014 we see a strengthening electronics business and additional revenues in nuclear. With the increase in customer interest in production efficiencies, we see a potential for solar orders later in the year," concluded van der Wansem.

Teleconference and Simultaneous Webcast

BTU will be discussing its financial results, along with its outlook for the fourth quarter of 2013, in a conference call to be held today, October 29, at 5:00 p.m. Eastern Time. The dial-in number to participate in the conference call is 877-303-9139. A live and archived webcast of the conference call will be available on BTU's website at www.btu.com.

About BTU International

BTU International is a global supplier and technology leader of advanced thermal processing equipment and processes to the electronics manufacturing and alternative energy markets. BTU equipment is used in the production of printed circuit board assemblies and semiconductor packaging as well as in the manufacturing of solar cells and nuclear fuel. BTU has operations in North Billerica, Massachusetts and Shanghai, China with direct sales and service in the U.S.A., Asia and Europe. Information about BTU International is available at www.btu.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

This news release contains expressed or implied forward-looking statements regarding, among other things, the company's expected revenues, gross margins and operating expenses and financial performance for the fourth quarter of fiscal year 2013. Such statements are neither promises nor guarantees but rather are subject to risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. Such statements are made pursuant to the "safe harbor" provisions established by the federal securities laws, and are based on the assumptions and expectations of the company's management at the time such statements are made. Important factors that could cause actual results to differ include the acceptance of new products, particularly in the alternative energy market, general market conditions governing supply and demand, the impact of competitive products and pricing and other risks detailed in the company's filings with the Securities and Exchange Commission. Actual results may vary materially. Accordingly, you should not place undue reliance on any forward-looking statements. All information set forth in this press release is as of October 29, 2013, and, unless otherwise required by law, the company disclaims any obligation to revise or update this information in order to reflect future events or developments.

BTU INTERNATIONAL, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 29, 2013	September 30, 2012	September 29, 2013	September 30, 2012

Net sales	$ 12,014	$ 14,137	$ 36,761	$ 45,007
Costs of goods sold	8,480	10,018	25,103	30,983

Gross profit	3,534	4,119	11,658	14,024

Operating expenses:

Selling, general and administrative	6,228	4,925	15,237	15,674
Research, development and engineering	1,276	1,333	3,427	4,121

Operating loss	(3,970)	(2,139)	(7,006)	(5,771)

Interest income	13	10	36	47
Interest expense	(103)	(114)	(323)	(346)
Foreign exchange loss	(33)	(3)	(147)	(56)
Other income	17	1	63	2

Loss before provision for income taxes	(4,076)	(2,245)	(7,377)	(6,124)

Provision for income taxes	998	153	1,083	430

Net loss	$ (5,074)	$ (2,398)	$ (8,460)	$ (6,554)

Loss per share:
Basic	$ (0.53)	$ (0.25)	$ (0.89)	$ (0.69)
Diluted	$ (0.53)	$ (0.25)	$ (0.89)	$ (0.69)

Weighted average number of shares outstanding:
Basic shares	9,544,864	9,515,967	9,536,010	9,506,926
Effect of dilutive options	--	--	--	--

Diluted shares	9,544,864	9,515,967	9,536,010	9,506,926

BTU INTERNATIONAL, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

Assets	September 29, 2013	December 31, 2012

Current assets
Cash and cash equivalents	$ 16,672	$ 20,218
Accounts receivable, net	9,168	9,623
Inventories	10,260	9,547
Other current assets	2,067	4,131

Total current assets	38,167	43,519

Property, plant and equipment, net	3,604	4,669

Other assets, net	491	481

Total assets	$ 42,262	$ 48,669

Liabilities and stockholders' equity

Current liabilities
Current portion of long-term debt	$ 363	$ 400
Trade accounts payable	6,416	5,185
Other current liabilities	5,954	6,040

Total current liabilities	12,733	11,625

Long-term debt, less current portion	7,307	7,564
Other long-term liabilities	620	--

Total liabilities	20,660	19,189

Total stockholders' equity	21,602	29,480

Total liabilities and stockholders' equity	$ 42,262	$ 48,669
CONTACT: Company Contact:
         Peter Tallian
         Chief Operating Officer
         BTU International, Inc.
         Phone: (978) 667-4111